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                                                                    Exhibit 99.1

NEWS RELEASE

               SONUS PHARMACEUTICALS RECEIVES "APPROVABLE LETTER"
                              FROM FDA FOR ECHOGEN


BOTHELL, WASHINGTON, APRIL 19, 1999 - SONUS Pharmaceuticals, Inc. (Nasdaq:SNUS) announced today that it has received an "approvable letter" from the U.S. Food and Drug Administration (FDA) for its first ultrasound contrast agent, EchoGen(R)(perflenapent injectable emulsion). While certain conditions remain to be satisfied before final approval, the FDA has indicated that EchoGen can be approved once those conditions have been satisfied.

"We are pleased at receiving our first approvable letter from the FDA, and we believe it marks an important milestone for the Company and reflects the tremendous hard work of our employees and consultants," said Michael A. Martino, President and COO of SONUS. "At the same time, our ultimate goal is final approval of EchoGen, and we will continue to work closely with the FDA in our efforts to achieve that goal as soon as practicable."

The pending application with the FDA is for the use of EchoGen in the echocardiographic evaluation of left ventricular endocardial border delineation and left ventricular chamber opacification. Echocardiography is a diagnostic ultrasound test of the heart used to identify abnormal cardiac function and structure. Contrast agents used in ultrasound imaging amplify ultrasound signals returning from the blood, providing enhanced images. Better quality ultrasound images give more diagnostic information helping physicians to make more confident diagnoses.

Through agreements signed in 1996, Abbott Laboratories, one of the world's leading health care companies, has rights to the marketing and distribution of EchoGen in the U.S., Europe, Latin America, Canada, the Middle East, Africa and certain Asia Pacific countries.

SONUS Pharmaceuticals, Inc., based in Bothell, Washington, is engaged in the research and development of proprietary ultrasound contrast agents and drug delivery systems. The Company's products are being developed for use in the diagnosis and treatment of heart disease, cancer and other debilitating conditions.

Contact:  Gregory Sessler or Pamela Dull, (425) 487-9500





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The Company's news releases and other corporate information are available on
SONUS' web site at www.sonuspharma.com. News releases may be obtained via fax by calling PR Newswire's Company News on Call at 800-758-5804, Ext. 108377 and are also available on PR Newswire's web site at www.prnewswire.com.

Certain of the statements made in this news release are forward looking such as those relating to the approval of EchoGen, and the benefits of ultrasound contrast agents. As discussed in SONUS' annual report on Form 10-K filed March 25, 1999, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others:
EchoGen will require final regulatory approval by the FDA, which approval may never occur, or may be subject to certain regulatory requirements which can be lengthy; market acceptance of the Company's products will depend upon a number of factors, including safety, efficacy, ease of administration, the presence of competitive imaging products or technologies and the availability of reimbursement by third party payors. There can be no assurance that the Company can meet the conditions set forth by the FDA in its "approvable letter" or any subsequent conditions in a timely manner, if at all, or that EchoGen will ultimately receive regulatory approval.



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